Exhibit 8.1

Simpson Thacher & Bartlett llp
425 lexington avenue
new york, ny 10017-3954

telephone: +1-212-455-2000
facsimile: +1-212-455-2502

 October 25, 2018

Synovus Financial Corp.
1111 Bay Avenue, Suite 500
Columbus, Georgia 31901

Re: FCB Financial Holdings, Inc./ Synovus Financial Corp. Merger

Ladies and Gentlemen:

We have acted as counsel to Synovus Financial Corp., a Georgia corporation (“Parent”), in connection with the Agreement and Plan of Merger, dated as of July 23, 2018 (the “Agreement”), by and between FCB Financial Holdings, Inc., a Delaware corporation (the “Company”), Parent, and Azalea Merger Sub Corp., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company being the surviving entity (the “Surviving Corporation”), on the terms and conditions set forth in the Agreement (the “Initial Merger”). Immediately following the Initial Merger, pursuant to an agreement and plan of merger in a form to be mutually agreed upon by the parties (the “Upstream Merger Agreement”), the Surviving Corporation will merge with and into Parent (the “Upstream Merger,” and together with the Initial Merger, the “Merger”), with Parent being  the surviving entity in the Upstream Merger. For purposes of this opinion, capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Agreement.

Synovus Financial Corp.	- 2 -	October 25, 2018
This opinion is being delivered in connection with the filing of the registration statement on Form S-4 (Registration No. 333-227367) (as amended, the “Registration Statement”) of Parent, including the joint proxy statement/information statement and prospectus forming a part thereof, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the Merger pursuant to the Agreement and the Upstream Merger Agreement. We have examined (i) the Agreement, (ii) a draft of the Upstream Merger Agreement, (iii) the Registration Statement and (iv) the representation letters of Parent and the Company delivered to us in connection with this opinion (the “Representation Letters”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Synovus Financial Corp.	- 3 -	October 25, 2018
In rendering such opinion, we have also assumed that (i) the Merger will be effected in accordance with the Agreement and the Upstream Merger Agreement, (ii) the statements concerning the Merger set forth in the Agreement, the Upstream Merger Agreement, and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by Parent and the Company in the Agreement, the Upstream Merger Agreement and their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time and (iv) any representations made in the Agreement, the Upstream Merger Agreement or the Representation Letters “to the knowledge of” or “based on the belief of” Parent and the Company or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Agreement and the Upstream Merger Agreement.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we are of the opinion that the statements made in the Registration Statement under the caption “The Merger— Material U.S. Federal Income Tax Consequences of the Merger,” insofar as they purport to constitute summaries of certain provisions of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of such matters described therein in all material respects.

Synovus Financial Corp.	- 4 -	October 25, 2018
We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than the federal income tax law of the United States.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement, and to the references to our firm name under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP